EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

RITA MEDICAL SYSTEMS, INC.

RITA Medical Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

1. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends Article IV of the Corporation’s Second Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“ARTICLE IV

(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred and Fifty-Two Million (152,000,000) shares, each with a par value of $0.001 per share. One Hundred and Fifty Million (150,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.

(B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the state of Delaware and within the limitations and restrictions stated in this Certificate of Incorporation, to fix the designation, powers, preferences and rights of the shares of any wholly unissued series of Preferred Stock and the qualifications, limitations and restrictions thereof; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

2. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s stockholders and Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on July 29, 2004.

/s/ Joseph DeVivo
Joseph DeVivo President and Chief Executive Officer

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